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CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.17

INTERNATIONAL DISTRIBUTION AGREEMENT

        THIS AGREEMENT is made and entered into as of August 1, 2001 (the "Effective Date"), by and between HealtheTech, Inc. (along with its Affiliates, hereinafter collectively referred to as "Manufacturer"), a Delaware corporation having its offices located at 523 Park Point Drive, Golden, Colorado and SensorMedics Corporation, a subsidiary of VIASYS Healthcare, having its offices at 22705 Savi Ranch Parkway, Yorba Linda, CA 92887 existing under the laws of Delaware (along with its Affiliates, hereinafter collectively referred to as "Distributor").

WITNESSETH

        In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

        1.    Products and Territory.

          (a)  Manufacturer hereby appoints Distributor as its distributor for the sale of the products listed on Exhibit A attached hereto and incorporated herein by this reference, as such exhibit may be amended from time to time by the Manufacturer in its sole discretion (hereinafter referred to as the "Products") in the Territory (as defined below). Distributor shall use its best efforts to promote and sell the Products to the maximum number of responsible customers in the Territory.

          (b)  Manufacturer is appointing Distributor hereunder as the non-exclusive distributor with respect to the sale of Products to any purchasers whose principal place of business is located in the following described territory and are within the customer scope of the following described territory (the "Territory"), and hereby limits such appointment to such potential purchasers:

      Non-Exclusive right to sell the products to Hospitals, Skilled Nursing Facilities, Medical Clinics, Occupational Health providers, and Physicians, Clinical Dietitians, and/or Clinical Dietary departments in Hospitals and Skilled Nursing Facilities, worldwide.

          (c)  Distributor shall not solicit orders from any prospective purchaser outside the Territory; specifically, but not limited to: non-medical establishments such as fitness centers, weight control clinics, consumer retail sales channels, and private consumers. If Distributor receives any order or inquiry from a prospective purchaser outside the Territory, Distributor shall immediately refer that order or inquiry to Manufacturer. Distributor shall not accept any such orders. Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory. Distributor shall not sell any Products to a purchaser if Distributor knows or has reason to believe that such purchaser intends to remove those Products from the Territory or resell those Products.

        2.    Prices and Payment.

          (a)  Distributor shall order and purchase Products from Manufacturer by submitting a written purchase order identifying the Products and quantities ordered, requested delivery date(s) and any export/import information required to enable Manufacturer to fill the order. All orders for Products are subject to acceptance by the Manufacturer's Chairman and CEO or designated representative at Manufacturer's office at 523 Park Point Drive, Golden, Colorado. Manufacturer shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Manufacturer will not unreasonably reject any purchase order for Products which does not require any modifications, deletions or additions in order to meet the specifications of Distributor or its customers. Manufacturer may reject, in its sole discretion, any order for customized products.

          (b)  If a purchase order is accepted in accordance with Section 2(a) above, the prices for Products covered by such purchase order shall be Manufacturer's prices as defined in Exhibit A attached hereto. Manufacturer may from time to time change those prices by written notice to Distributor, such change being effective immediately upon Distributor's receipt of notice thereof; provided, however, that no price change shall affect purchase orders offered by Distributor and accepted by Manufacturer prior to the date such price change becomes effective.

          (c)  Distributor shall be free to establish its own pricing for Products sold by Distributor. Distributor shall notify Manufacturer of its pricing, as in effect from time to time.

          (d)  The ultimate shipment of orders to Distributor shall be subject to the right and ability of Manufacturer to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of the government of the United States and agencies thereof presently in effect or which may be in effect hereafter.

          (e)  Distributor hereby agrees: (i) to assist Manufacturer in obtaining any such required licenses or permits by supplying such documentation or information as may be requested by Manufacturer; (ii) to comply with such decrees, statutes, rules and regulations of the government of the United States and agencies thereof or other foreign governmental bodies; (iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations; (iv) not to re-export any Products except in compliance with such decrees, statutes, rules and regulations; (v) to obtain all governmental approvals and licenses necessary to import the Products into the Territory; (vi) not to sell, transfer, or otherwise dispose of the Products in violation of the export laws of the United States, the laws of other countries, or international treaties; and (vii) to indemnify and hold harmless Manufacturer from any and all fines, damages, losses, costs and expenses (including without limitation reasonable attorneys' fees) incurred by Manufacturer as a result of any breach of this subsection or subsection (f) below by Distributor or any of Distributor's customers. In furtherance of, but without limiting, the foregoing, Distributor expressly represents that it has read, understood and will comply with the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act.

          (f)    Distributor hereby expressly acknowledges that technical data and the direct product thereof are subject to export controls of the United States and agrees that neither technical data nor the direct product thereof will be transferred, directly or indirectly, to any destination contrary to the requirements of the laws of the United States or to the terms of any applicable export license. Further, Distributor hereby provides its assurance that it will not participate in any transaction which may involve any commodity or technical data, or the direct product thereof, exported or to be exported from the United States, if a person denied export privileges from the United States may obtain any benefit from or have any interest in, directly or indirectly, such transaction.

          (g)  Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Manufacturer's standard commercial practices. It is Distributor's obligation to notify Manufacturer of any special packaging requirements (which shall be at Distributor's expense and subject to Manufacturer's acceptance of the applicable purchase order for Products subject to such requirements). Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier designated by Distributor. All claims for non-conforming shipments must be made in writing to Manufacturer within ten (10) calendar days of the passing of risk of loss and damage, as described above. Any claims not made within such period shall be deemed waived and released.

          (h)  All amounts due and payable with respect to a Product delivered by Manufacturer in accordance with the preceding subsection shall be paid in full within thirty (30) days after Distributor's receipt of the invoice covering such Product. All such amounts shall be paid in U.S. dollars by wire transfer to such bank or account as Manufacturer may from time to time designate in writing. Whenever any amount hereunder is due on a day which is not a day on which banks in Golden, Colorado, USA are open for business (a "Business Day"), such amount shall be paid on the next succeeding Business Day.

          (i)    In the event of any discrepancy between any purchase order accepted by Manufacturer and this Agreement, the terms of this Agreement shall govern.

          (j)    Products purchased and sold hereunder shall be subject to the terms and conditions attached hereto as Exhibit B and incorporated herein by this reference, except that in the event of any discrepancy between such terms and conditions and this Agreement, the terms of this Agreement shall govern.

        3.    Other Obligations of Distributor.

          (a)  Distributor shall install the Products on the premises of its customers and shall train its customers to properly operate the Products in conformance with all Manufacturers' written instructions for use packaged with Products. Distributor shall employ competent and experienced service personnel, provide appropriate service shop facilities, and maintain an adequate stock of spare parts so as to render prompt and adequate service to the users of the Products in the Territory.

          (b)  Distributor shall create and maintain accurate and timely FDA Notification Device Reporting Files for all Products subject to this Agreement.

          (c)  Distributor agrees not to modify or repackage Products, or change the labeling of any Products, in anyway, without the express written consent of Manufacturer.

          (d)  Distributor agrees not to knowingly misrepresent Products in any way, and shall take all reasonable steps to enhance the Brand of Manufacturer in fulfilling Distributors obligations under this Agreement.

          (e)  Distributor shall have all appropriate sales personnel sufficient to successfully fulfill Distributor's obligations under this Agreement attend, at Distributor's expense, a one-time initial launch training event presented by Manufacturer at Distributors Yorba Linda, CA location (the "Launch Training"), and shall make available, at Distributor's expense, additional sales personnel for any additional Manufacturer training sessions as provided under Section 4(b) below. All training of Distributor sales personnel must be completed to the satisfaction of Manufacturer.

          (f)    Distributor agrees to provide appropriate medical device tracking and monitoring for all Product purchased by Distributor and/or distributed or otherwise transferred out of Distributor's possession and control, and the facilitate any tracking of customer returns of Product to Manufacturer.

          (g)  Each month, Distributor agrees to provide to Manufacturer a written twelve (12) month rolling good faith demand forecast for Product purchases and a written firm three (3) month forecast of Distributor's purchase requirements.

        4.    Manufacturer's Obligations.

          (a)  Manufacturer shall provide Distributor with such marketing and technical assistance and free Product samples as Manufacturer may, in its sole discretion, consider necessary or helpful to assist with the optimal promotion of the Products.

          (b)  Manufacturer shall present, at Manufacturer's expense, the Launch Training to Distributor's personnel at Distributors facility at 22705 Savi Ranch Parkway, Yorba Linda, CA in connection with the marketing, sale, installation, maintenance and support of the Products. Manufacturer may elect to also provide or make available additional Product training beyond the Launch Training event, either: (1) at its sole discretion and expense and at times and places selected by Manufacturer; or (2) at times and locations requested by Distributor, at Distributor's expense, as Manufacturer may agree to in writing.

          (c)  Manufacturer shall designate maintenance and support personnel to assist Distributor's support personnel in providing maintenance and support services.

        5.    Reciprocal Web Site Promotion.

          (a)  Each party hereby agrees to provide collateral web site promotion via links to the other party's company website. Each party shall install such URL links within a timely manner at or near the date of initial Product promotion by Distributor, or sooner. Neither party will make medical claims for the other party's device on any website or in any documentation without that claim been reviewed and controlled by the Manufacturer.

        6.    Relationship of the Parties.

          (a)  Distributor shall be considered to be an independent contractor. The relationship between Manufacturer and Distributor shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

          (b)  Distributor agrees to pay all of its expenses incurred in the performance by Distributor of its obligations under this Agreement or otherwise, including without limitation all travel, lodging and entertainment expenses. Manufacturer shall not reimburse Distributor for any of those expenses.

          (c)  Distributor shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Manufacturer, or to bind Manufacturer in any respect whatsoever.

          (d)  In addition, Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties or guaranties with respect to the Products to any third party.

        7.    Field Assistance.

          (a)  Distributor shall provide appropriate field technical assistance and support to Distributor's customers at the minimum performance level specified in Exhibit C, and Manufacturer shall provide, in its discretion, appropriate additional field technical assistance to Distributor and Distributor's customers where justified and elected by Manufacturer.

          (b)  The Manufacturer only may initiate a product recall and is responsible for prompt notification to the Distributor of such recall and the reason. Distributor will be responsible for distribution of recall notice to customers and reconciliation of returned units against shipments made in the Territory and shall use its best efforts in accurately and promptly completing these tasks. Manufacturer shall be responsible for all remanufacturing and shipping costs associated with recall.

        8.    Trademarks, Service Marks and Trade Names.

          (a)  Distributor may use the following Manufacturer's trade names, trademarks and service marks listed below and as otherwise identified by Manufacturer in writing (hereinafter referred to as the "Trademarks"), in conformance with any standards for use defined and provided by Manufacturer, on a non-exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement:

    (i)
    HealtheTech (stylized)

    (ii)
    HealtheTech™

    (iii)
    BodyGem™

    (iv)
    BalanceLog™

    (v)
    Your Body's Talking™

    (vi)
    DietLog™

    (vii)
    Listen To Your Body™

    (viii)
    Why Guess™

    (ix)
    MEDGEM™

        Distributor shall not at any time act in any way, or permit any act to be done, which may in any way impair the rights of Manufacturer in the Trademarks, including the omission of identification of Manufacturer's ownership of such trademarks in Distributor's promotional materials.

          (b)  In order to comply with Manufacturer's quality control standards, Distributor shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord Manufacturer the right to inspect during normal business hours, without prior advance notice, Distributor's facilities used in connection with efforts to sell the Products in order to confirm that Distributor's use of such Trademarks is in compliance with this Section; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products.

          (c)  Upon termination or expiration of this Agreement, Distributor agrees to immediately discontinue all use of Manufacturer's trademarks, including internet website use, and shall immediately destroy or return to Manufacturer all written materials in Distributor's possession incorporating such trademarks.

        9.    Limited Warranty.    As to all components of the Products manufactured by Manufacturer, Manufacturer makes the warranties set forth in Exhibit B hereto. As to all components of the Products manufactured by any entity other than Manufacturer, Manufacturer extends to Distributor the warranties as to such components provided by such other entity to Manufacturer for the length of time that such warranty remains valid for Manufacturer. The time and scope of the warranties described in Exhibit B shall not exceed the time and scope of any warranties granted by Distributor to any purchaser of such Product, and Distributor shall not grant any Product warranties exceeding the time and scope of those warranties listed in Exhibit B.

        10.    Reciprocal Indemnification.    Each party shall indemnify, defend and hold harmless the other party, its parent, subsidiaries and their respective officers, directors, shareholders and employees, from and against all damages, liabilities, actions, causes of action, suits, claims, demands, losses, cost and expenses (including without limitation, reasonable attorney's fees, disbursements and court costs) to the extent arising from or in connection with negligence or willful misconduct of the indemnifying party, its agents, employees, representatives or contractors. The party seeking indemnification under this Section shall provide prompt Written Notice of any third-party claim to the party from whom indemnification is sought ("Indemnifying Party"). The Indemnifying Party shall have the right to assume exclusive control of the defense of such claim or, at the option of the Indemnifying Party in connection with the performance of the Indemnifying Party's obligations under this section.

        11.    Term and Termination.

          (a)  This Agreement may be terminated upon the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of the breaching party to cure (within thirty (30) days after receiving written notice thereof from the non-breaching party) such material breach or default, this Agreement may be terminated by the non-breaching party by giving written notice of termination to the breaching party, such termination to be immediately effective upon the giving of such notice of termination. For the purposes of this section 11(a), Distributor's failure to perform to the Minimum Distributor Sales Quota identified in Exhibit A or the Field and Customer Support Minimum Performance Criteria identified in Exhibit C, shall constitute a material breach.

          (b)  This Agreement may also be terminated upon the filing of a petition in bankruptcy, insolvency or reorganization against or by either party, or either party becoming subject to a composition for creditors, whether by law or agreement, or either party going into receivership or otherwise becoming insolvent (such party being hereinafter referred to as the "insolvent party"), this Agreement may be terminated by the other party by giving written notice of termination to the insolvent party, such termination to be immediately effective upon the giving of such notice of termination.

          (c)  The term of this Agreement shall begin on the Effective Date written above and shall end on the later of either: (i) December 31, 2003; or (ii) two years from the first ship date of any Product from Manufacturer to Distributor, unless terminated earlier pursuant to the terms of this Section 11.

          (d)  Notwithstanding the provisions of subsection (c) above, either party shall have the right to terminate this Agreement, without cause, upon no less than one hundred eighty (180) calendar days' prior written notice to the other party.

          (e)  Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 2(e), 2(f), 2(h), 2(i), 2(j), 6, 7, 8, 9, 10, 11, 12, 13, 16-25, and 27 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto.

        12.    Repurchase of Inventory.    Upon either termination or expiration of this Agreement, as the case may be, Manufacturer shall have the right to repurchase Distributor's inventory of Products at the initial purchase price paid by Distributor.

        13.    Publicity.    Distributor agrees that any publicity or advertising which shall be released by it directed to promotion of the Products, or in which Manufacturer is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which Manufacturer has furnished in connection with this Agreement, and all such publicity, promotion or advertising shall not be published or otherwise distributed without the prior review and approval of Manufacturer. Manufacturer shall have the right to review and approve all such publicity and advertising prior to dissemination thereof by Manufacturer. Any promotional material which makes medical claims must be reviewed and formally controlled by the Manufacturer prior to use.

        14.    Modification.    No modification or change may be made in this Agreement except by written instrument duly signed by Distributor and by a duly authorized representative of Manufacturer.

        15.    Assignment.    Distributor acknowledges that Manufacturer is entering into this Agreement in reliance upon the personal reputation, qualifications and abilities of the present owner or owners and employees of Distributor's business and operations and, accordingly, Distributor may not assign its rights or delegate its duties or obligations under this Agreement, either voluntarily or by operation of law, except with the prior written consent of Manufacturer. A change in control of Distributor's business shall be deemed to be an assignment for purposes of this Section. This Agreement may be assigned by Manufacturer, without the consent of Distributor, to (i) any affiliate of Manufacturer or any division of such affiliate, (ii) any entity with which or into which Manufacturer may consolidate or merge or (iii) any entity acquiring all or substantially all of the assets of Manufacturer. This Agreement shall inure to the benefit of the successors and assigns of Manufacturer.

        16.    Notice.    All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

    If to Distributor:    Larry Murdock, SensorMedics Corp., 22705 Savi Ranch Parkway, Yorba Linda, CA 92887

    If to Manufacturer:    James Mault, MD, Chairman & CEO, HealtheTech, Inc., 523 Park Point Drive, Suite 300, Golden, CO 80401

or to such other address or addresses as shall from time to time be designated by written notice by either party to the other as herein provided. All notices shall be sent by registered or recorded delivery air mail letter, postage pre-paid and return receipt requested, or by a reputable international courier providing proof of delivery (Federal Express, DHL, etc.), and shall be deemed duly given and received (i) if mailed, on the tenth (10th) Business Day following the mailing thereof, or (ii) if sent by courier, the day of its receipt (or, if such day is not a Business Day, the next succeeding Business Day).

        17.    Waiver.    None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

        18.    Validity.    Manufacturer warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws in force in the State of Colorado, USA, at the time of execution of this Agreement. Distributor warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws in force in USA and all of the countries comprising the Territory at the time of execution of this Agreement. Manufacturer and Distributor covenant and warrant that they will each advise the other of any changes in the respective laws which might or will impair the validity of all or any part of this Agreement.

        19.    Construction of Agreement and Resolution of Disputes.    This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America, and it and performance of the parties hereto shall be construed and governed according to the laws of the State of Colorado, USA, applicable to contracts made and to be fully performed therein.

        20.    Confidentiality.

          (a)  As used herein, "Confidential Information" means all documentation and information which is supplied by one Party to the other in connection with this Agreement and which is marked as confidential or, if delivered orally, is indicated at the time of delivery to be confidential. Information shall not be considered to be Confidential Information if it (a) is already or otherwise becomes publicly known through no act or omission of the receiving Party, (b) is received free from restriction from third parties without violation of any obligation to the disclosing Party, or (c) can be shown by the receiving Party to have been independently developed by it without use of or reference to the disclosing Party's Confidential Information.

          (b)  Each Party agrees that the Confidential Information of the other Party shall be maintained in confidence and not disclosed to any third party by the receiving Party, either during or subsequent to the term of this Agreement, except as otherwise permitted under this Agreement. The Parties further agree not to use any Confidential Information of the other Party in any way, directly or indirectly, except as required in the course of the performance of the terms of this Agreement. Each Party agrees that all of its employees and subcontractors having access to Confidential Information of the other Party shall have executed confidentiality agreements requiring them to treat such information confidentially and prohibiting them from disclosing such information. Each Party agrees to protect the Confidential Information of the other Party with the same standard of care it uses to protect its own similar trade secrets and proprietary information, but in no event less than reasonable care. The foregoing shall not prevent either Party from disclosing the other Party's Confidential Information (a) to its legal advisors, to the extent such advisors are bound by a duty of nondisclosure, (b) to the extent required by law; provided that reasonable efforts are made to provide the other Party with prior notice and an opportunity to oppose or limit the disclosure, or (c) as necessary in connection with the enforcement of this Agreement.

          (c)  The Parties agree to maintain in confidence and not disclose to any other party the terms of this Agreement without the written consent of the other party. The foregoing shall not prevent either Party from disclosing the terms of this Agreement (a) to the extent required by law; provided that reasonable efforts are made to provide the other Party with prior notice and an opportunity to oppose or limit the disclosure, or (b) to its legal and financial advisors, to the extent such advisors are bound by a duty of nondisclosure. In addition, neither Party may, without the prior written consent of the other Party, issue any press release, or make any other public announcement, concerning this Agreement or the existence or nature of the relationship established by the Parties hereunder. The timing and content of such press release(s) shall be mutually acceptable to both Parties. Notwithstanding the above, each Party agrees that they may disclose this Agreement to their respective investors and potential investors; provided that each such investor is subject to a nondisclosure agreement which would include this Agreement and which is at least as restrictive as the terms of this Section 20.

        21.    Entire Agreement.    This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Manufacturer and Distributor with respect to the subject matter hereof.

        22.    No Rights by Implication.    No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

        23.    Force Majeure.

          (a)  Neither Manufacturer nor Distributor shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party; provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof, and shall use its best efforts to mitigate the duration and effect of such cause; and provided, further, that within fifteen (15) calendar days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation the obligation to make any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

          (b)  For the purposes of this Section, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

        24.    Severability.    If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

        25.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        26.    Medical Device Listing (Domestic).    Manufacturer shall obtain all of the necessary Food and Drug Administration (FDA) 510k marketing clearance necessary to market the BodyGem™ by HealtheTech oxygen uptake computer as a medical device prior to supplying Products to Distributor under terms of this agreement, and Distributor agrees not to commence any marketing or promotional activities, and not to offer the BodyGem™ by HealtheTech oxygen uptake computer or associated disposables to any potential customer in the Territory prior to receiving written notice from Manufacturer that such 510k marketing clearance has been received. Notwithstanding, Distributor agrees to provide Manufacturer with medical regulatory monitoring and tracking of all devices sold or otherwise transferred by Distributor within Distributor's Territory. Manufacturer is responsible for collating data and reporting to regulatory agencies as required by those agencies.

        27.    Medical Device Listing (International).    Manufacturer shall obtain all of the necessary regulatory clearance necessary to market the BodyGem™ by HealtheTech oxygen uptake computer as a medical device outside the United States prior to supplying Products to Distributor for distribution in countries other than the United States under terms of this agreement, and Distributor agrees not to commence any marketing or promotional activities, and not to offer the BodyGem™ by HealtheTech oxygen uptake computer to any potential customer in non-U.S. portions of the Territory prior to receiving written notice from Manufacturer that such clearance has been received. Notwithstanding, Distributor agrees to provide Manufacturer with medical regulatory monitoring and tracking of all devices sold or otherwise transferred by Distributor within Distributor's Territory. Manufacturer is responsible for collating data and reporting to regulatory agencies as required by those agencies.

        28.    Definition of Affiliates.    For the purposes of this Agreement, "affiliates" of a party to this Agreement shall mean all companies, natural persons, partnerships, and other business entities controlled by, under common control with or controlling such party.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument.

DISTRIBUTOR:.
SensorMedics
By:	/s/ ED PULWER Name: Ed Pulwer Title: General Manager
MANUFACTURER:
HealtheTech, Inc.
By:	/s/ JAMES R. MAULT Name: James R. Mault, M.D. Title: Chairman and CEO

EXHIBIT A—PRODUCTS, PRICING and SALES QUOTA

        1.    Products Definitions:

          (a)  BODYGEM™—Shall mean Manufacturer's version 1.0 digital personal health monitor used primarily for weight management and nutrition assessment, which measures gas exchange and oxygen uptake at rest or under light activity or other low flow conditions, branded under the HealtheTech name and trademarked as "BodyGem," "MedGem" or other trademark designated by Manufacturer. Version 1.0 shall mean the version subject to Manufacturer's initial FDA 510k application submission of February 2001.

          (b)  BODYGEM Disposable Breathing Circuit—Shall mean either version 1.0 of Manufacturer's single-use disposable mouthpiece or Manufacturer's single-use disposable facemask for BODYGEM personal health monitors. Version 1.0 shall mean the embodiments subject to initial Manufacturer's FDA 510k application submission of February 2001.

        II.    Pricing for Sales to Distributor (in U.S. Dollars exclusive of shipping, etc.):

    (a)
    BODYGEM: [*] each.

    (b)
    BODYGEM Disposable Breathing Circuit (mouthpiece or facemask): $[*] each

    (c)
    HealtheTech PDA w/ DietLog software: $[*]/unit

    (d)
    BalanceLog for Windows Software: $[*]/unit

    (e)
    BalanceLog for Palm OS Software: $[*]/unit

    (f)
    BalanceLog for Windows and Palm Bundle: $[*]/unit

      NOTE: Pricing for BODYGEM and BODYGEM Disposables are for version 1.0 only, pricing for future versions is subject to change at discretion of Manufacturer upon written notice to Distributor.

        III.    Minimum Distributor Sales Quotas (Global Sales):

        The following Sales Quotas are per CALENDAR QUARTER, pro-rated for partial calendar quarters where applicable:

  BODYGEM units: [*] units.
  BODYGEM Disposable Breathing Circuits: [*] units per BODYGEM unit sold.

        IV.    Target Global Market Distribution:    [*]% of total units sold in each quarter outside the United States and Canada.

        V.    Initial Launch Distributor Purchase Requirements:    No later than five (5) calendar days following written notice from Manufacturer of Manufacturer receiving FDA 510k clearance to sell BODYGEM in the United States, Distributor shall place an initial minimum purchase order for [*] BODYGEM units with Manufacturer, and shall place a second purchase order for a minimum additional [*] BODYGEM units before the conclusion of the 2001 calendar year.

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B—STANDARD TERMS AND CONDITIONS OF SALE

        SAME TERMS: It is expressly understood and agreed that all Distributors' orders must include all of Manufacturers (seller's) terms and conditions printed hereon.

        DELIVERY: Delivery shall be F.O.B. point of origin at Manufacturer's shipping dock, warehouse or point of entry. Shipping dates are estimates which are not guaranteed and are based upon prompt receipt of all necessary information. Manufacturer shall in no event be liable for delays caused by fire, act of God, strikes, labor difficulties, acts of governmental or military authorities, delay in transportation or in procuring materials or causes of any kind beyond the Manufacturer's control. All shipping charges shall be paid by Distributor.

        WARRANTY: Manufacturer warrants that all Products will be free from defects in materials and workmanship. THIS WARRANTY SHALL EXPIRE THIRTEEN (13) MONTHS FOR BODYGEM OXYGEN UPTAKE COMPUTER UNITS AND NINETY (90) DAYS FOR BREATHING CIRCUIT DISPOSABLE UNITS FOLLOWING THE DATE OF SHIPMENT FROM MANUFACTURER. Manufacturer shall, at its own option, repair or replace f.o.b. factory or warehouse any such Product or part which is defective within the terms of the foregoing warranty, provided such products and parts have at all times been operated or used under the normal operating conditions for which they were designed. THE COMPANY HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY PERTAINING TO SUCH PRODUCTS OR PARTS. THE FOREGOING OBLIGATION TO REPAIR OR REPLACE SUCH PRODUCTS OR PARTS SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE DISTRIBUTOR (PURCHASER), ITS CUSTOMERS, OR USERS OF THE PRODUCTS OR PARTS FOR THE BREACH OF THE WARRANTY SPECIFIED HEREIN. MANUFACTURER SHALL HAVE NO OBLIGATION TO REPAIR OR REPLACE SUCH PRODUCTS OR PARTS UNLESS IT RECEIVES WRITTEN NOTICE OF SUCH DEFECT WITHIN THE ABOVE-MENTIONED WARRANTY PERIOD.

        RETURN PROCEDURE: Manufacturer shall either repair or replace, at its sole discretion, any defective Product sold to Distributor. All returns must be executed in accordance with the following procedure. (1) contact Manufacturer's Customer Service department to obtain a return authorization number or similar information; (2) Distributor ships the Product back to Manufacturer or designated agent in accordance with the shipping instructions provided by Manufacturer's Customer Service Department at Manufacturer's expense; (3) Manufacturer shall repair or replace any defective Product and ship such Product to Distributor.

        LIABILITY: EXCEPT AS SPECIFIED IN THE FOREGOING PARAGRAPH ENTITLED "WARRANTY", MANUFACTURER SHALL HAVE NO OBLIGATION OR LIABILITY WHATSOEVER TO THE DISTRIBUTOR, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR CONSEQUENTIAL DAMAGES OR LABOR COSTS, BY REASON OF ANY BREACH OF THE EXPRESS WARRANTY DESCRIBED THEREIN. DISTRIBUTOR FURTHER HEREBY AGREES TO INDEMNIFY AND HOLD MANUFACTURER HARMLESS FROM AND AGAINST ALL LOSSES, DAMAGES, OBLIGATIONS, LIABILITIES, SUITS AND CAUSES OF ACTION OTHER THAN THE COST OF REPLACING OR REPAIRING THE DEFECTIVE PRODUCT AS SPECIFIED IN THE FOREGOING PARAGRAPH ("WARRANTY") ARISING DIRECTLY OR INDIRECTLY FROM THE ACTS, OMISSIONS, OR NEGLIGENCE OF DISTRIBUTOR IN CONNECTION WITH OR ARISING OUT OF THE TESTING, USE, OPERATION, REPLACEMENT OR REPAIR OF ANY PRODUCT SOLD OR FURNISHED BY MANUFACTURER TO DISTRIBUTOR.

        TAXES: Distributor shall reimburse Manufacturer for any sales, use, occupation, excise, or other tax arising out of sales of products to Distributor upon receipt of Manufacturer's invoice for the amount of the tax; or, at the option of Manufacturer, the purchaser shall provide the seller with a tax exemption certificate acceptable to the appropriate taxing authorities.

        TERMS OF PAYMENT: Unless otherwise agreed upon in writing terms of Payment are cash, in United States Dollars, in full, within thirty (30) days from date of shipment. All orders are subject to the approval of the

        SECURITY INTEREST: If requested by Manufacturer, Distributor hereby agrees to grant to Manufacturer a security interest in all Products sold by Manufacturer to Distributor and all proceeds of the resale thereof by Distributor, including without limitation all accounts receivable, for the purpose of providing the Manufacturer with security for the payment of the purchase price of such Products. Pursuant to such security interest Manufacturer shall at all times have the rights of a secured party with regard to such products and proceeds under the Uniform Commercial Code, or any similar statute, as enacted in the state or states in which such products may at any time be located. Distributor hereby agrees to execute any and all security agreements, financing statements, and other documents which may be requested by Manufacturer in order to create and perfect any of the foregoing security interests.

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EXHIBIT C
FIELD AND CUSTOMER SUPPORT MINIMUM PERFORMANCE CRITERIA

        Distributor shall provide Field and Customer support for all Products sold by Distributor in conformance with the following minimum support criteria:

        Minimum Support Criteria for the MEDGEM

Product Installation & Customer Training

        No field service installation is required. Field service option can be ordered.

Operator's manual & product instruction video	Included with system
Self-taught Nutritional Assessment web seminar at www.sensormedics.com	$49.99

Product Tracking

1.
Product tracking of the MEDGEM will follow Distributor regulatory policy. Customer sales entered in Clientele database by serial number, date of sale and location of use.

2.
Semi-annual updates to the Food and Drug Administration with device listings.

3.
Maintenance of mandatory device reports database for the Food and Drug Administration.

4.
Maintenance of required regulatory control for each country where the MEDGEM is sold by the Distributor.

Warranty Support

        Distributor's service department will maintain warranty and service contract records. Defective products sold by the Distributor will be returned to Distributor for evaluation, repair or replacement. Product under warranty will be serviced by exchange; exchange stock maintained at Distributor, with two business-day turnaround (US only). Distributor will use the Manufacturer for repair of warranty products.

Customer Support

        Distributor will offer customers 24-hour, 7-day a week toll-free telephone technical support in the United States and Canada. Other countries will be offered 10-hour a telephone business-day support.

        Support consists of telephone consultation for product operation and application, provided by factory-trained clinical specialists.

        Support will also be provided on the Distributor's website and will include FAQs, technical tips, and trouble-shooting suggestions.

Third Party Distributors

        The Distributor will offer other "third party distributors" of the Manufacturer, the same Product Installation & Training, Product Tracking, Warranty Support and Customer Support provided to MEDGEM instruments sold by the Distributor. These services are offered together on a one-time fee-per-MEDGEM basis. The "third party Distributor" will provide the Distributor with the customer name, location and serial number of the MEDGEM instrument to be covered. Distributor will also accept requests for coverage by lot numbers of MEDGEM serial numbers and receive customer names and locations directly from third party distributor customers.

1 to 5000 MEDGEM instruments in the same calendar year from the same third party distributor	[*]/instrument
5001 to 20,000 MEDGEM instruments in the same calendar year from the same third party distributor	[*]/instrument
>20,000 MEDGEM instruments in the same calendar year from the same third party distributor	[*]/instrument

        Payment for these services will be provided by HealtheTech and pre-payment is required in full.

  (a)
  Product Installation and Training for Customers—

  (b)
  Product Tracking—

  (c)
  Warranty Support (Repair, Returns or Replacement)—

  (d)
  Customer Support Telephone Response—

  (e)
  Other—

        Distributor agrees to offer to Manufacturer or other third party distributors the same Field and Customer Support defined above for like Products of Manufacturer on a fixed fee for service schedule, to be negotiated by the parties, for the life of the Products. The fixed fee shall be on a Product per-unit basis.

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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QuickLinks

  EXHIBIT 10.17
INTERNATIONAL DISTRIBUTION AGREEMENT